Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
Finisar Updates Revenue Expectations
SUNNYVALE, Calif.—(Market Wire)—May 9, 2007—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that revenues for its fourth fiscal quarter ended April 30, 2007 would be approximately $97 million, as compared to its original guidance of $104 to $110 million. Revenues related to the sale of the Company’s optical subsystems during the quarter are expected to total approximately $88 million with an additional $9 million in revenues from the sale of its network testing and monitoring products. Finisar reported revenues of $107.5 million for the third quarter ended January 28, 2007 and $102.4 million for the fourth quarter of the previous fiscal year. The shortfall in revenues from the Company’s earlier forecast was due in part to:
•	The impact of a transition by two customers to “lean inventory” arrangements during the quarter whereby demand for the Company’s products is reduced in conjunction with implementing lower levels of inventory at these customer locations; and

•	The continued utilization by certain customers of excess inventories of products designed for LAN/SAN applications which adversely affected demand during the quarter.
These factors combined to reduce revenues from the sale of optical subsystems in the fourth quarter by approximately $6 million as compared to the Company’s earlier guidance. The Company further noted that revenues from the sale of optical subsystems for 10-40Gb/s applications would total $14 to $15 million for the fourth quarter, in line with its original forecast of $14 to $17 million. The Company is not providing preliminary bottom-line financial guidance for the quarter at this time in light of the voluntary review of its historical stock option granting practices and associated accounting impact, which is ongoing.
The Company’s updated expectations for fourth quarter revenues would mean total revenues for the fiscal year ended April 30, 2007 would total approximately $419 million, up 15% from $364.3 million in the prior fiscal year.
In light of the Company’s preliminary results for the fourth quarter, it also updated its guidance for revenues for the first quarter ending July 29, 2007 to $105 to $112 million, down slightly from its original expectations of $108 to $115 million discussed during the Company’s last quarterly conference call with investors on March 5, 2007. Revenue is expected to rebound in the first quarter as a result of the following:

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•	Little or no continuing impact during the quarter from its customers’ lean manufacturing arrangements;

•	Anticipated increases in sales of products for 10Gb/s applications; and

•	A full quarter of results associated with the recent acquisitions of AZNA, LLC and Kodeos Communications, Inc.
CONFERENCE CALL
Finisar plans to review its preliminary fourth quarter results and discuss its current business outlook during its regular quarterly conference call for investors. The date and time of the conference call will be announced separately.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. These risks and uncertainties also include the extent to which additional stock-based compensation expense will be recognized as a result of the ongoing review of the Company’s stock option granting practices; the timing of the Company’s filings relating to any restated financial information; the impact of any regulatory review of the disclosures in those documents; and the potential impact of related civil litigation. Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s Annual Report on Form 10-K and other reports as filed with the Securities and Exchange Commission.
ABOUT FINISAR
Finisar Corporation (Nasdaq: FNSR) is a global technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed voice, video and data communications for networking, storage and wireless applications over Local Area Networks (LANs), Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Ethernet, Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company is headquartered in Sunnyvale, California, USA. More information can be found at www.finisar.com.

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